EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125401, 333-108281, 333-56694 and 333-66691) on Forms S-8 of Cyberonics, Inc. of our reports dated June 24, 2008, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 25, 2008 and April 27, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the 52 weeks ended April 25, 2008, April 27, 2007, and April 28, 2006, and the effectiveness of internal control over financial reporting as of April 25, 2008, which reports appear in the April 25, 2008 annual report on Form 10-K of Cyberonics, Inc.

Our audit report on the consolidated financial statements contains an explanatory paragraph that states that, effective April 29, 2006, the Company changed its method of accounting for share-based payments.

/s/ KPMG LLP

Houston, Texas
June 24, 2008